Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, CEO Howard B. Johnson, President & CFO (203) 498- 4210

Vion Presents Data on CLORETAZINE™ (VNP40101M) in Hematologic Malignancies at ASCO® Annual Meeting

NEW HAVEN, CT, MAY 16, 2005 -- VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) today announced that it reported data on its anticancer agent CLORETAZINETM (VNP40101M) in two poster display and discussion sessions at the 41st Annual Meeting of the American Association of Clinical Oncology (ASCO®) in Orlando, Florida.

Both sessions are today, with displays from 1:30-5:30 p.m. at Level 2, Hall F4 of the Orange County Convention Center and discussions from 4:30-5:30 p.m. at Level 2, Hall F1.

Poster #6541, titled "Phase II study of VNP40101M in patients with acute myelogenous leukemia and high-risk myelodysplasia" provides updated initial information on the Company's Phase II single agent study which was recently closed to new patient enrollment. In March 2005, initial data from this Phase II trial of CLORETAZINETM (VNP40101M) had been presented at the 6th International Symposium and Workshop on Leukemia and Lymphoma in Amsterdam, The Netherlands.

The trial is designed to determine the response rate of CLORETAZINETM (VNP40101M)as a single agentin two distinct patient groups: Group A consisting of patients with acute myeloid leukemia (AML) or high-risk myelodysplastic syndrome (MDS) who are at least 60 years old and have not received prior chemotherapy; and Group B consisting of AML patients of any age who have relapsed after a first complete remission (CR) of less than 12 months duration.

One hundred fifty patients were enrolled as of March 17, 2005. One hundred forty-seven patients (95 in Group A and 52 in Group B) were reported as evaluable for toxicity and response at more than 45 days after first treatment. Non-hematologic serious adverse events (grade 3-4) attributable to CLORETAZINETM (VNP40101M) were uncommon. Grade 1-2 toxicities included nausea, diarrhea, fatigue, fever, pain and dyspnea.

Group A consisted of 80 elderly AML patients and 15 high-risk MDS patients with a median age of 72 years. Fifty-four percent of patients had intermediate and 34% had unfavorable cytogenetic karyotypes. Twenty-three patients achieved a CR and four patients achieved a CRp (all criteria for CR with platelets less than 100,000/uL) in Group A for an overall response rate of 28%. The death rate in the first 30 days from all causes was 22%.

The median age of Group B was 62 years. Fifty-four percent of patients demonstrated intermediate and 29% unfavorable cytogenetic abnormalities. Two patients achieved a CR and one patient achieved a CRp in Group B for an overall response rate of 6%. The death rate in the first 30 days from all causes was 8%.

Ann Cahill, Vion's Vice President of Clinical Development, commented, "This updated data from the Phase II trial continue to demonstrate that CLORETAZINETM (VNP40101M) has significant single-agent activity in previously untreated elderly patients with high-risk AML and MDS for whom current AML strategies are inadequate."

Poster #6542 titled "Analysis of pre-treatment O6-alkylguanine transferase (AGT) levels in patients with hematologic malignancies receiving VNP40101M" provides data on the correlation of the level of AGT activity measured in peripheral blood or bone marrow samples obtained prior to treatment with CLORETAZINETM (VNP40101M) with clinical response. In preclinical studies, resistance to CLORETAZINETM (VNP40101M) has been correlated with increased cellular levels of AGT, the enzyme that removes the chloroethyl group from the O6 position of guanine prior to formation of the DNA cross-link.

Pre-treatment samples were obtained from two trials of CLORETAZINETM (VNP40101M) in hematologic malignancies: (i) a Phase I study in combination with Ara-C and (ii) a Phase II single agent study. In the two studies, a total of 89 samples were taken, and 21 of these samples came from patients who had responded (CR or CRp) to therapy. Of the 21 samples from responders, 7 came from patients with levels of AGT above the median measured for all patients in the group, and 14 came from patients with levels of AGT below the median. No definitive conclusions can be determined as of this date as to whether AGT levels are predictive for response to CLORETAZINETM (VNP40101M). Further studies are underway.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in clinical trials: CLORETAZINETM (VNP40101M), a unique sulfonylhydrazine alkylating agent is being evaluated in four clinical trials, including a Phase III trial in combination with Ara-C in relapsed acute myeloid leukemia, and Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in combination with gemcitabine in a Phase II trial in pancreatic cancer and additional Phase I and II trials sponsored by the National Cancer Institute. In preclinical studies, Vion is evaluating KS119 and KS119W, hypoxia-selective compounds from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is also seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.